Exhibit 99.1

Independence Realty Trust Announces Fourth Quarter and Full Year 2025 Financial Results

PHILADELPHIA – (BUSINESS WIRE) – February 11, 2026— Independence Realty Trust, Inc. (“IRT”) (NYSE: IRT), a multifamily apartment REIT, announces its fourth quarter and full year 2025 financial results.

EPS of $0.24 for Full Year 2025

CFFO Per Share of $0.32 for Fourth Quarter and $1.17 for Full Year 2025

In Line with Expectations

Same-Store Portfolio NOI Growth of 1.8% and 2.4% for the Fourth Quarter and Full Year 2025

Driven by 2.0% and 1.7% Same-Store Revenue Growth in the Fourth Quarter and Full Year

95.6% Same Store Portfolio Occupancy at End of Fourth Quarter

95.4% Average Occupancy for the Full Year, a 30 Basis Point Increase Over 2024

61.4% Resident Retention Rate in Fourth Quarter and 59.8% for the Full Year 2025

Completed 2,003 Renovations in Value Add Program for the Full Year 2025

Achieved Average ROI of 15.3% During the Year

Balance Sheet Remains Strong

Conservative Leverage and Ample Liquidity to Fund Growth

Net Debt to Adjusted EBITDA of 5.7x at Year End

Repurchased 1.9 Million Shares of Our Common Stock for $30.0 Million

2026 and 2027 Maturities Refinanced with New Unsecured Term Loan in February 2026

Management Commentary

“Our solid full year 2025 results were in line with expectations” said Scott Schaeffer, Chairman and CEO of IRT. “With supply pressure receding, we expect stable occupancy and stronger leasing rates. That combined with our continued focus toward managing expenses will allow us drive growth in same-store results in 2026. Additionally, our new term loan satisfies all debt maturities through the end of 2027 and increases our number of unencumbered assets.”

Fourth Quarter Summary

•

Net income available to common shares of $33.3 million for the quarter ended December 31, 2025 compared to net loss available to common shares of $1.0 million for the quarter ended December 31, 2024. Earnings per diluted share (“EPS”) of $0.14 for the quarter ended December 31, 2025 compared to $0.00 for the quarter ended December 31, 2024.

•	Same-store portfolio NOI growth of 1.8% for the quarter ended December 31, 2025 compared to the quarter ended December 31, 2024.

•

Core Funds from Operations (“CFFO”) of $78.9 million for the quarter ended December 31, 2025 compared to $75.0 million for the quarter ended December 31, 2024. CFFO per share was $0.32 for the fourth quarter of 2025 and for the fourth quarter of 2024.

•	Adjusted EBITDA of $98.5 million for the quarter ended December 31, 2025 compared to $94.5 million for the quarter ended December 31, 2024.

•	Value Add program completed renovations of 486 units during the quarter ended December 31, 2025, achieving a weighted average return on investment during the quarter of 15.1%.

Full Year Summary

•

Net income available to common shares of $56.6 million for the year ended December 31, 2025 compared to $39.3 million for the year ended December 31, 2024. EPS of $0.24 for the year ended December 31, 2025 compared to $0.17 for the year ended December 31, 2024.

•	Same-store portfolio NOI growth of 2.4% for the year ended December 31, 2025 compared to the year ended December 31, 2024.

•

CFFO of $279.8 million for the year ended December 31, 2025 compared to $266.9 million for the year ended December 31, 2024. CFFO per share was $1.17 for the year ended December 31, 2025, as compared to $1.16 for the year ended December 31, 2024.

•	Adjusted EBITDA of $364.5 million for the year ended December 31, 2025 compared to $350.3 million for the year ended December 31, 2024.

•	Value Add program completed renovations of 2,003 units during the year ended December 31, 2025, achieving a weighted average return on investment during the year of 15.3%.

Full Year 2026 Guidance Summary

•	Earnings per diluted share of $0.21 to $0.28
•	CFFO per share of $1.12 to $1.16
•	2026 Same-Store NOI growth of (0.6%) to 2.2%

Included later in this press release are definitions of NOI, CFFO, Adjusted EBITDA and other Non-GAAP financial measures used herein and reconciliations of such measures to their most comparable financial measures as calculated and presented in accordance with GAAP, as well as discussion of our same-store methodology.

Same-Store Portfolio(1) Operating Results

	Fourth Quarter 2025	Full Year 2025
	Compared to	Compared to
	Fourth Quarter 2024	Full Year 2024
Rental and other property revenue	2.0% increase	1.7% increase
Property operating expenses	2.4% increase	0.5% increase
NOI	1.8% increase	2.4% increase
Portfolio average occupancy	10 bps decrease to 95.4%	30 bps increase to 95.4%
Portfolio average rental rate	0.6% increase to $1,581	0.8% increase to $1,578
NOI Margin	10 bps decrease to 66.3%	40 bps increase to 63.8%

	Q3 2025(3)	Q4 2025(4)
Same-Store Portfolio(1)
Average Occupancy	95.3%	95.4%
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(3.5)%	(3.7)%
Renewal Leases	2.6%	2.9%
Blended	0.1%	0.8%
Resident Retention Rate	60.4%	61.4%
Same-Store Portfolio excluding Ongoing Value Add
Average Occupancy	95.7%	95.6%
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(4.3)%	(4.6)%
Renewal Leases	2.5%	3.1%
Blended	(0.2)%	0.7%
Resident Retention Rate	60.6%	60.7%
Value Add (32 properties with Ongoing Value Add)
Average Occupancy	94.4%	94.9%
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(2.4)%	(2.2)%
Renewal Leases	2.6%	2.4%
Blended	0.6%	1.0%
Resident Retention Rate	59.8%	62.7%

(1)	Same-store portfolio includes 105 properties, which represent 30,502 units.
(2)	Lease-over-lease effective rent growth represents the change in effective monthly rent, as adjusted for concessions, for each unit that had a prior lease and current lease that are for a term of 9-14 months.
(3)	In Q3 2025, approximately 90% of our leases were like-term. Q3 2025 new, renewal, and blended lease over lease rent growth for all leases was (3.9)%, 2.8%, and 0.1%, respectively.
(4)	In Q4 2025, approximately 81% of our leases were like-term. Q4 2025 new, renewal, and blended lease over lease rent growth for all leases was (6.2)%, 3.0% and (1.0)%, respectively.

Value Add Program

We completed renovations of 486 units during the three months ended December 31, 2025, achieving a weighted average return on investment of 15.1%, with an average cost per unit renovated of $19,815, and an average monthly rent increase per unit of $249 over unrenovated comparable units. We completed renovations of 2,003 units during the year ended December 31, 2025, achieving a weighted average return on investment of 15.3%, with an average cost per unit renovated of $19,661, and an average monthly rent increase per unit of $251 over unrenovated comparable units. See the Value Add Summary page of our supplemental information for additional information on our projects’ life to date as of December 31, 2025.

Investment Activity

Acquisitions

•	Subsequent to year-end, on January 15, 2026, we acquired a 140-unit community in Columbus, Ohio for approximately $29.5 million. The acquisition increased our exposure in Columbus, Ohio from 2,510 units to 2,650 units.

Dispositions

•

Jamestown at St. Matthews, Louisville, Kentucky: On November 13, 2025, we sold this property for a gross sales price of $50.0 million. We used the sale of this property to complete a reverse 1031 exchange with the property acquired on July 31, 2025. We recognized a gain on sale of approximately $17.8 million in the fourth quarter of 2025.

Joint Ventures

•	The Approach, Indianapolis, Indiana: On October 8, 2025, we entered into a joint venture to develop a 318-unit multifamily project just outside Indianapolis, Indiana. We have committed to invest an aggregate of $20.0 million in this joint venture in exchange for a 66.6% preferred equity interest, and, as of December 31, 2025, we had funded $3.4 million on account of this commitment.

•	Views of Music City II, Nashville, Tennessee: On October 9, 2025, our joint venture partner redeemed our investment in this property, comprised of a return of our initial capital of $5.9 million and a preferred return of $3.3 million. We recognized the preferred return of $3.3 million in Income (loss) from unconsolidated real estate entities in October 2025. Under the terms of our joint venture agreement, we are entitled to the right of first refusal on the sale of this property.

•	Lakeline Station, Austin Texas: Subsequent to year-end, on January 20, 2026, we acquired our joint venture partner's 10% membership interest and assumed full operational control and 100% equity ownership of the Tisdale at Lakeline Station property. The property underlying this joint venture is a 378-unit community in Austin, Texas that was 24% occupied as of February 10, 2026 and will be consolidated into our financial results effective January 20, 2026.

Capital Expenditures

Across our total portfolio for the three months ended December 31, 2025, recurring capital expenditures were $5.8 million, or $169 per unit; Value Add expenditures were $9.3 million; non-recurring expenditures were $5.2 million; and development expenditures were $0.9 million, respectively. For the year ended December 31, 2025, recurring capital expenditures were $30.4 million, or $884 per unit; Value Add expenditures were $41.2 million; non-recurring expenditures were $44.4 million and development expenditures were $10.8 million, respectively.

Capital Markets

In connection with our previously announced public offering of 11.5 million shares of common stock, we entered into forward sale agreements with Citigroup in September 2024 in order to lock in the price of shares of common stock in advance to provide certainty of funding for future strategic acquisitions. Through September 30, 2025, we had physically settled an aggregate of 11.2 million shares of common stock at a weighted average price of $19.01 per share, resulting in aggregate net proceeds to us of approximately $212.9 million, which we used to fund acquisitions. During the three months ended December 31, 2025, we net cash settled the remaining 0.3 million shares of common stock at a weighted average price of $17.53 per share against a weighted average forward price of $19.01 per share, resulting in additional net proceeds to us of $0.4 million.

During the three months ended March 31, 2025, we entered into forward sales transactions under our At-the-Market offering program for the forward sale of approximately 2.7 million shares of our common stock. During the three months ended December 31, 2025, we net cash settled all 2.7 million shares at a weighted average price of $16.81 per share against a weighted average forward price of $21.02 per share, resulting in net proceeds to us of approximately $11.3 million.

Our Board of Directors previously authorized a stock repurchase program for the repurchase of up to $250.0 million of the Company's common stock, demonstrating our commitment to returning capital to shareholders. During the three months ended December 31, 2025, we repurchased approximately 1.9 million shares of common stock at an average price per share of $16.00 pursuant to our stock repurchase program. The total aggregate cost for the quarter was approximately $30.0 million. As of December 31, 2025, there was approximately $220.0 million remaining under our stock repurchase program.

New $350 Million Unsecured Term Loan

On February 11, 2026, we entered into an amended and restated credit agreement that provides for a new $350 million unsecured term loan that was used to repay our $200 million term loan and fund mortgage maturities set for 2026. The new $350 million term loan matures in February 2030, subject to a one-year extension option. This amended and restated credit agreement strengthened our balance sheet by increasing the capacity under our unsecured credit agreement to $1.5 billion (with the ability to request an increase of up to $2.0 billion) and extending our debt maturity profile.

Balance Sheet and Liquidity

At December 31, 2025, our net debt to Adjusted EBITDA was 5.7x. As of the same date and including the effect of hedges, our weighted average effective interest rate on our consolidated debt was 4.3% with a weighted average maturity of 3.0 years, and 100% of our debt was either subject to fixed interest rates or was hedged. Also as of December 31, 2025, we had approximately $574.7 million in liquidity through a combination of unrestricted cash and cash equivalents, and capacity under our unsecured revolver.

Dividend Distribution

On December 15, 2025, our Board of Directors declared a quarterly dividend of $0.17 per share of common stock. The fourth quarter dividend was paid on January 23, 2026 to stockholders of record at the close of business on December 31, 2025.

2026 EPS, FFO and CFFO Guidance

We are introducing guidance ranges for 2026 EPS, FFO, and CFFO per share and same-store NOI. A reconciliation of our projected EPS to our projected FFO and CFFO per share is included below. See the schedules and definitions at the end of this release for further information regarding how we calculate CFFO and for management’s definition and rationale for the usefulness of CFFO.

2026 Full Year EPS and CFFO Guidance(1)(2)	Low	High
Earnings per share	$0.21	$0.28
Adjustments:
Depreciation and amortization	1.06	1.06
Gain on sale of real estate assets (3)	(0.12)	(0.15)
FFO per share	1.15	1.19
Loan (premium accretion) discount amortization, net	(0.03)	(0.03)
CFFO per share (2)	$1.12	$1.16

(1)

This guidance, including the underlying assumptions presented in the 2026 Guidance Assumptions table that follows, constitutes forward-looking information. Actual full year 2026 EPS, FFO, and CFFO could vary significantly from the projections presented. See “Forward-Looking Statements”.

(2)	Per share guidance is based on 243.5 million weighted average shares and units outstanding.
(3)	Gain on sale of real estate assets includes gains on sale expected to be recognized with respect to two properties classified as held for sale as of December 31, 2025.

2026 Guidance Assumptions(1)

Our key guidance assumptions for 2026 are enumerated below. See the definitions at the end of this release for further information regarding our same-store definitions.

Same-Store Portfolio:	2026 Outlook (1):
Number of properties/units	109 properties / 31,735 units
Property revenue growth	1.0% - 2.4%
Controllable operating expense growth	4.6% - 5.6%
Real estate tax and insurance expense growth	0.0% - 1.0%
Total operating expense growth	2.9% - 3.9%
NOI growth	(0.6%) - 2.2%

Corporate Expenses ($ in millions)
General and administrative & property management expenses	$55 - $57
Interest expense(2)	$93 - $97

Transaction/Investment Volume(3) ($ in millions)
Acquisition volume	$145
Disposition volume	$106 - $112

Capital Expenditures ($ in millions)
Recurring	$29 - $33
Value Add renovation program	$42 - $46
Non-recurring and revenue enhancing	$32 - $36
Development	—

(1)

This guidance, including the underlying assumptions, constitutes forward-looking information. Actual results could vary significantly from the projections presented. We undertake no duty to update the assumptions used in our guidance except as required by law. See “Forward-Looking Statements.”

(2)

Interest expense includes amortization of deferred financing costs but excludes loan premium accretion, net. As a result of purchase accounting we recorded loan premiums, net, that are accreted into and reduce GAAP interest expense over the remaining term of the associated debt. However, loan premium accretion is excluded from CFFO.

(3)	Acquisition volume reflects one property in Columbus, Ohio that was acquired for $29.5 million in the first quarter of 2026 and approximately $115.5 million associated with the consolidation of a property underlying our joint venture investment in Austin, Texas. Disposition volume reflects $106 million to $112 million related to the expected disposition of two properties classified as held for sale as of December 31, 2025. The proceeds from these dispositions will be used to either acquire assets, de-lever, or buyback stock. There can be no assurance that these dispositions will be consummated at expected pricing levels, within expected time frames, or at all. We continue to evaluate our portfolio for capital recycling opportunities so actual acquisition and disposition volume could vary significantly from our projections.

Selected Financial Information

See the schedules at the end of this earnings release for selected financial information for IRT.

Non-GAAP Financial Measures and Definitions

We disclose the following non-GAAP financial measures in this earnings release: FFO, CFFO, NOI and Adjusted EBITDA. Included at the end of this release are definitions of these non-GAAP financial measures and a reconciliation of our reported net income to our FFO and CFFO, a reconciliation of our same-store NOI to our reported net income, a reconciliation of our Adjusted EBITDA to net income, and management’s rationales for the usefulness of each of these and other non-GAAP financial measures used in this release.

Conference Call

All interested parties can listen to the live conference call webcast at 9:00 AM ET on Thursday, February 12, 2026 from the investor relations section of the IRT website at www.irtliving.com or by dialing 1.888.440.3307, access code 1963990. For those who are not available to listen to the live call, the replay will be available shortly following the live call from the investor relations section of IRT’s website until the next earnings release. A replay of the conference call can also be accessed telephonically until Thursday, February 19, 2026 by dialing 1.800.770.2030, access code 1963990.

Supplemental Information

We produce supplemental information that includes details regarding the performance of the portfolio, financial information, non-GAAP financial measures, same-store portfolio information and other useful information for investors. The supplemental information is available via our website, www.irtliving.com, through the "Investor Relations" section.

About Independence Realty Trust, Inc.

Independence Realty Trust, Inc. (NYSE: IRT), an S&P 400 MidCap Company, is a real estate investment trust (“REIT”) that owns and operates multifamily communities, across non-gateway U.S. markets. IRT’s investment strategy is focused on gaining scale near major employment centers within key amenity rich submarkets that offer good school districts and high-quality retail. IRT’s main objective is to provide attractive risk-adjusted returns to shareholders through diligent portfolio management, strong operational performance, and a consistent return on capital through distributions and capital appreciation. More information may be found on the Company’s website www.irtliving.com.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, our earnings guidance, and the assumptions underlying such guidance, our expectations with respect to the two properties which are classified as held for sale, our expectations with respect to the timing and terms of sales, if any, with respect to the two properties which are classified as held for sale, the assumptions underlying the determination of the fair value of our impairment charge for one of our properties held for sale as of December 31, 2025, our expectations with respect to projects scheduled to start in 2026 and our expectations with respect to future acquisitions and dispositions. All statements in this release that address financial and operating performance, events or developments that we expect or anticipate will occur or be achieved in the future are forward-looking statements.

Our forward-looking statements are not guarantees of future performance and involve estimates, projections, forecasts and assumptions, including as to matters that are not within our control, and are subject to risks and uncertainties including, without limitation, risks and uncertainties related to changes in market demand for rental apartment homes and pricing pressures, including from competitors, that could lead to declines in occupancy and rent levels, uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital, unexpected changes in our intention or ability to repay certain debt prior to maturity, increased costs on account of inflation, increased competition in the labor market, delays in the completion of, and failure to achieve anticipated benefits of, our projects with our joint venture partners, inability to sell certain assets including those assets designated as held for sale, within the time frames or at the pricing levels expected, failure to achieve expected benefits from the redeployment of proceeds from asset sales, inability or failure to achieve anticipated benefits from future acquisitions and dispositions, delays in completing, and cost overruns incurred in connection with, our Value Add initiatives and failure to achieve rent increases and occupancy levels on account of the Value Add initiatives, unexpected impairments or impairments in excess of our estimates, increased regulations generally and specifically on the rental housing market, including legislation that may regulate rents and fees or delay or limit our ability to evict non-paying residents, risks endemic to real estate and the real estate industry generally, the impact of potential outbreaks of infectious diseases and measures intended to prevent the spread or address the effects thereof, economic conditions, including inflation and recessionary conditions and their related impacts on the real estate industry, U.S. and global trade policies and tensions, including changes in, or the imposition of, tariffs and/or trade barriers and the economic impacts, volatility and uncertainty resulting therefrom, the impacts from a new or prolonged U.S. government shutdown, the effects of natural and other disasters, unknown or unexpected liabilities, including the cost of legal proceedings, costs and disruptions as the result of a cybersecurity incident or other technology disruption, including but not limited to a third party's unauthorized access to our data or the data of our residents, unexpected capital needs, inability to obtain appropriate insurance coverages at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverages, and share price fluctuations. Please refer to the documents filed by us with the SEC, including specifically the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the quarter ended March 31,2025, and our other filings with the SEC, which identify additional factors that could cause actual results to differ from those contained in forward-looking statements.

These forward-looking statements are based upon the beliefs and expectations of our management at the time of this release and our actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Investor Relations Contact:

Stephanie Krewson-Kelly

267.270.4815

SKrewson@IRTLiving.com

Schedule I

Independence Realty Trust, Inc.

Selected Financial Information

Dollars in thousands, except per share data

(unaudited)

	For the Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Selected Financial Information:
Operating Statistics:
Net income (loss) available to common shares	$33,266	$6,893	$8,046	$8,354	$(1,001)
Earnings per share -- diluted	$0.14	$0.03	$0.03	$0.04	$0.00
Rental and other property revenue	$166,797	$166,888	$161,891	$160,905	$160,617
Property operating expenses	$57,260	$61,699	$60,935	$59,263	$54,195
NOI	$109,537	$105,189	$100,956	$101,642	$106,422
NOI margin	65.7%	63.0%	62.4%	63.2%	66.3%
Adjusted EBITDA	$98,520	$92,643	$87,556	$85,748	$94,533
FFO per share	$0.33	$0.30	$0.28	$0.28	$0.33
CFFO per share	$0.32	$0.29	$0.28	$0.27	$0.32
Dividends per share	$0.17	$0.17	$0.17	$0.16	$0.16
CFFO payout ratio	53.1%	58.6%	60.7%	59.3%	50.0%

Portfolio Data:
Total gross assets	$7,030,516	$7,058,026	$6,874,320	$6,844,114	$6,882,296
Total number of operating properties (a)	114	115	113	113	113
Total units (a)	33,462	33,818	33,175	33,175	33,615
Portfolio period end occupancy (a)	94.9%	95.1%	95.2%	94.9%	95.4%
Portfolio average occupancy (a)	94.8%	94.9%	95.2%	95.3%	95.4%
Portfolio average effective monthly rent, per unit (a)	$1,593	$1,593	$1,582	$1,583	$1,572
Same-store portfolio period end occupancy (b)	95.6%	95.6%	95.4%	95.1%	95.5%
Same-store portfolio average occupancy (b)	95.4%	95.3%	95.3%	95.5%	95.5%
Same-store portfolio average effective monthly rent, per unit (b)	$1,581	$1,581	$1,575	$1,573	$1,571

Capitalization:
Total debt (c)	$2,281,475	$2,296,202	$2,249,801	$2,253,957	$2,333,683
Common share price, period end	$17.48	$16.39	$17.69	$21.23	$19.84
Market equity capitalization	$4,250,723	$4,016,286	$4,241,203	$5,088,933	$4,697,713
Total market capitalization	$6,532,198	$6,312,488	$6,491,004	$7,342,890	$7,031,396
Total debt/total gross assets	32.5%	32.5%	32.7%	32.9%	33.9%
Net debt to adjusted EBITDA (d)	5.7x	6.0x	6.3x	6.3x	5.9x
Interest coverage	4.8x	4.5x	4.7x	4.4x	4.8x

Common shares and OP Units:
Shares outstanding	237,234,750	239,103,283	233,809,823	233,763,180	230,838,249
OP units outstanding	5,941,643	5,941,643	5,941,643	5,941,643	5,941,643
Common shares and OP units outstanding	243,176,393	245,044,926	239,751,466	239,704,823	236,779,892
Weighted average common shares and OP units	243,707,137	239,576,189	239,438,276	236,665,226	230,893,621

(a)	Excludes our development project Flatirons Flats. See the definitions at the end of this release.
(b)	Same-store portfolio consists of 105 properties, which represent 30,502 units.
(c)	Includes indebtedness associated with real estate held for sale, as applicable.
(d)

Reflects net debt to Adjusted EBITDA, which is annualized for each period presented, including adjustments for the timing of acquisitions and dispositions impacting quarterly EBITDA. For the five quarters ended December 31, 2025, net debt to Adjusted EBITDA excluding adjustments for timing of acquisitions and dispositions was 5.7x, 6.1x, 6.3x, 6.4x, and 6.0x, respectively.

Schedule II

Independence Realty Trust, Inc.

Reconciliation of Net Income (Loss) to Funds from Operations and Core Funds From Operations

Dollars in thousands, except per share data

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Funds From Operations (FFO):
Net income (loss)	$34,015	$(1,100)	$57,707	$40,033
Add-Back (Deduct):
Real estate depreciation and amortization	62,497	57,332	241,462	219,360
Our share of real estate depreciation and amortization from investments in unconsolidated real estate entities	609	(212)	1,898	1,581
(Gain on sale) loss on impairment of real estate assets, net, excluding prepayment gains	(17,491)	20,928	(4,577)	11,815
Gain on sale of real estate associated with unconsolidated real estate entities	(187)	—	(10,576)	—
FFO	$79,443	$76,948	$285,914	$272,789
FFO per share	$0.33	$0.33	$1.19	$1.18
CORE Funds From Operations (CFFO):
FFO	$79,443	$76,948	$285,914	$272,789
Add-Back (Deduct):
Other depreciation and amortization	487	410	1,779	1,493
Casualty losses (gains), net	755	(80)	1,314	3,935
Loan (premium accretion) discount amortization, net	(2,013)	(2,249)	(8,028)	(9,167)
Prepayment (gains) penalties on asset dispositions	—	—	(1,570)	(1,953)
Loss (gain) on extinguishment of debt	—	2	67	(200)
Other loss	238	—	352	1
CFFO	$78,910	$75,031	$279,828	$266,898
CFFO per share	$0.32	$0.32	$1.17	$1.16
Weighted-average shares and units outstanding	243,707,137	230,893,621	239,865,259	230,741,085

Schedule III

Independence Realty Trust, Inc.

Reconciliation of Net Income (Loss) to Same-Store Net Operating Income (a)

Dollars in thousands

(unaudited)

	For the Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Net income (loss)	$34,015	$6,995	$8,172	$8,526	$(1,100)
Other revenue	(330)	(250)	(297)	(338)	(346)
Property management expenses	6,674	7,891	7,715	7,826	7,379
General and administrative expenses	4,673	4,905	5,982	8,406	4,856
Depreciation and amortization expense	62,984	61,735	59,794	58,725	57,742
Casualty losses (gains), net	755	419	255	(115)	(80)
Interest expense	20,422	20,455	18,773	19,348	19,770
(Gain on sale) loss on impairment of real estate assets, net	(17,491)	12,841	—	(1,496)	20,928
Loss on extinguishment of debt	—	—	—	67	2
Other loss	238	12	—	103	—
(Income) loss from investments in unconsolidated real estate entities	(2,403)	(9,814)	562	590	(2,729)
NOI	$109,537	$105,189	$100,956	$101,642	$106,422
Less: Non same-store portfolio NOI	10,107	9,799	8,489	8,878	8,778
Same-store portfolio NOI	$99,430	$95,390	$92,467	$92,764	$97,644

(a)	Same-store portfolio consists of 105 properties, which represent 30,502 units.

Schedule IV

Independence Realty Trust, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Interest Coverage Ratio

Dollars in thousands

(unaudited)

	Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Net income (loss)	$34,015	$6,995	$8,172	$8,526	$(1,100)
Add-Back (Deduct):
Interest expense	20,422	20,455	18,773	19,348	19,770
Depreciation and amortization	62,984	61,735	59,794	58,725	57,742
Casualty losses (gains), net	755	419	255	(115)	(80)
(Gain on sale) loss on impairment of real estate assets, net	(17,491)	12,841	—	(1,496)	20,928
Loss on extinguishment of debt	—	—	—	67	2
(Income) loss from investments in unconsolidated real estate entities	(2,403)	(9,814)	562	590	(2,729)
Other loss	238	12	—	103	—
Adjusted EBITDA	$98,520	$92,643	$87,556	$85,748	$94,533

INTEREST COST:
Interest expense	$20,422	$20,455	$18,773	$19,348	$19,770

INTEREST COVERAGE:	4.8x	4.5x	4.7x	4.4x	4.8x

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Net income (loss)	$34,015	$(1,100)	$57,707	$40,033
Add-Back (Deduct):
Interest expense	20,422	19,770	78,998	76,141
Depreciation and amortization	62,984	57,742	243,241	220,854
Casualty losses (gains), net	755	(80)	1,314	3,935
(Gain on sale) loss on impairment of real estate assets, net	(17,491)	20,928	(6,147)	9,862
Loss (gain) on extinguishment of debt	—	2	67	(200)
Income from investments in unconsolidated real estate entities	(2,403)	(2,729)	(11,066)	(347)
Other loss	238	—	352	1
Adjusted EBITDA	$98,520	$94,533	$364,466	$350,279

INTEREST COST:
Interest expense	$20,422	$19,770	$78,998	$76,141

INTEREST COVERAGE:	4.8x	4.8x	4.6x	4.6x

Schedule V

Independence Realty Trust, Inc.

Definitions

Average Effective Monthly Rent per Unit

Average effective rent per unit represents the average of net rent amounts, after concessions amortized over the life of the lease, divided by the average occupancy (in units) for the period presented. We believe average effective rent is a helpful measurement in evaluating average pricing. This metric, when presented, reflects the average effective rent per month.

Average Occupancy

Average occupancy represents the average occupied units for the reporting period divided by the average of total units available for rent for the reporting period.

Development Property

A development property is a property that is either currently under development or is in lease-up prior to reaching overall occupancy of 90%.

EBITDA and Adjusted EBITDA

Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure. EBITDA is defined as net income before interest expense including amortization of deferred financing costs, income tax expense, and depreciation and amortization expenses. Adjusted EBITDA is EBITDA before certain other non-cash or non-operating gains or losses related to items such as loss on impairment (gain on sale) of real estate, debt extinguishments and acquisition related debt extinguishment expenses, casualty (gains) losses and income (loss) from investments in unconsolidated real estate entities. We consider each of EBITDA and Adjusted EBITDA to be an appropriate supplemental measure of performance because it eliminates interest, income taxes, depreciation and amortization, and other non-cash or non-operating gains and losses, which permits investors to view income from operations without these non-cash or non-operating items. Our calculation of Adjusted EBITDA differs from the methodology used for calculating Adjusted EBITDA by certain other REITs and, accordingly, our Adjusted EBITDA may not be comparable to Adjusted EBITDA reported by other REITs.

Funds From Operations (“FFO”) and Core Funds From Operations (“CFFO”)

We believe that FFO and CFFO, each of which is a non-GAAP financial measure, are additional appropriate measures of the operating performance of a REIT and us in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), as net income or loss allocated to common shares (computed in accordance with GAAP), excluding real estate-related depreciation and amortization expense, loss on impairment (gain on sale) of real estate and unconsolidated real estate entities, and the cumulative effect of changes in accounting principles. While our calculation of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to FFO computations of such other REITs.

CFFO is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations, including depreciation and amortization of other items not included in FFO, and other non-cash or non-operating gains or losses related to items such as casualty (gains) losses, loan premium accretion and discount amortization and debt extinguishment costs from the determination of FFO.

Our calculation of CFFO may differ from the methodology used for calculating CFFO by other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance, and believe they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash or non-recurring items that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and our operating performance between periods. Furthermore, although FFO, CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we believe that FFO and CFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs. Neither FFO nor CFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Accordingly, FFO and CFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization and capital improvements. Neither FFO nor CFFO should be considered as an alternative to net income or any other GAAP measurement as an indicator of our operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of our liquidity.

Interest Coverage

Interest coverage is a ratio computed by dividing Adjusted EBITDA by interest expense.

Net Debt

Net debt, a non-GAAP financial measure, equals total consolidated debt less cash and cash equivalents and loan premiums and discounts. The following table provides a reconciliation of total consolidated debt to net debt (dollars in thousands).

	As of
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total debt	$2,281,475	$2,296,202	$2,249,801	$2,253,957	$2,333,683
Less: cash and cash equivalents	(23,564)	(23,290)	(19,491)	(29,055)	(21,228)
Less: loan discounts and premiums, net	(21,850)	(23,863)	(25,469)	(27,454)	(31,721)
Total net debt	$2,236,061	$2,249,049	$2,204,841	$2,197,448	$2,280,734

We present net debt and net debt to Adjusted EBITDA because management believes it is a useful measure of our credit position and progress toward reducing leverage. The calculation is limited because we may not always be able to use cash to repay debt on a dollar for dollar basis.

Net Operating Income

We believe that Net Operating Income (“NOI”), a non-GAAP financial measure, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding interest expense, depreciation and amortization, casualty related costs and gains, property management expenses, general and administrative expenses and net gains on sale of assets.

Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same-store and non same-store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

Non Same-Store Properties and Non Same-Store Portfolio

Properties that did not meet the definition of a same-store property as of the beginning of the previous year.

Same-Store Properties and Same-Store Portfolio

We review our same-store portfolio at the beginning of each calendar year. Properties are added into the same-store portfolio if they were owned and not a development property at the beginning of the previous year. Properties that are held for sale or have been sold are excluded from the same-store portfolio.

Rent Premium on Value Add Renovations

The rent premium reflects the per unit per month difference between the rental rate on the renovated unit excluding the impact of upfront concessions, if any, and the market rent for an unrenovated unit as of the date presented, as determined by management consistent with its customary rent-setting and evaluation procedures. We believe excluding the impact of upfront concessions from our rental rates when comparing to the market rental rates for unrenovated units makes the comparison most relevant and the resulting premium provides management with an indicator of the increased rent generated by the unit renovation.

Renovation Costs per Unit

Renovation costs per unit includes all costs to renovate the interior units and make certain exterior renovations, including clubhouses and amenities. Interior costs per unit are based on units leased. Exterior costs per unit are based on total units at the community. Excludes overhead costs to support and manage the Value Add program as those costs relate to the entire program and cannot be allocated to individual projects.

Return on Investment (“ROI”) on Value Add Renovations

ROI is calculated using the Rent Premium per unit per month, multiplied by 12, divided by the interior renovation costs per unit or the total renovation costs, as applicable. We use ROI on Value Add renovation projects to measure the profitability of a renovation project relative to other projects or relative to other uses of our capital.

Total Gross Assets

Total Gross Assets equals total assets plus accumulated depreciation and accumulated amortization, including fully depreciated or amortized real estate and real estate related assets. The following table provides a reconciliation of total assets to total gross assets (dollars in thousands).

	As of
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total assets	$6,021,750	$6,092,592	$5,962,626	$5,983,494	$6,057,919
Plus: accumulated depreciation (a)	932,347	890,039	838,718	789,619	753,539
Plus: accumulated amortization	76,419	75,395	72,976	71,001	70,838
Total gross assets	$7,030,516	$7,058,026	$6,874,320	$6,844,114	$6,882,296

(a)	Includes accumulated depreciation associated with real estate held for sale, as applicable.